MELROSE BANCORP, INC. ANNOUNCES COMPLETION OF $27.2 MILLION INITIAL PUBLIC STOCK OFFERING AND MUTUAL-TO-STOCK CONVERSION

Melrose, Massachusetts, October 21, 2014 – Melrose Bancorp, Inc. (the “Company”), the holding company for Melrose Cooperative Bank (the “Bank”), announced that it completed its initial public stock offering and the mutual to stock conversion of the Bank on October 21, 2014. The shares of the Company’s common stock are expected to begin trading on the Nasdaq Capital Market on October 22, 2014 under the symbol “MELR.”

The Company sold 2,723,409 shares of common stock, including 226,366 shares to the employee stock ownership plan, equal to 8.0% of the shares sold in the offering and contributed to Melrose Cooperative Bank Foundation, at $10.00 per share, for gross offering proceeds of $27.2 million.  In addition to the shares sold, the Company contributed 106,170 shares of the common stock and $300,000 in cash to Melrose Cooperative Bank Foundation.

As previously disclosed, all orders properly completed and timely submitted in the offering were filled in full. Stock Ownership Statements reflecting the shares purchased in the offering and checks for interest received on subscription funds are expected to be mailed no later than October 22, 2014.   If you subscribed for shares and would like to confirm your allocation, allocation information is available online at https://allocations.kbw.com.  Alternatively, please contact the Stock Information Center at (877) 821-5778 from 10:00 a.m. until 4:00 p.m., Eastern time, Monday through Friday.

Keefe, Bruyette & Woods, Inc., A Stifel Company acted as selling agent in the subscription offering, and served as financial advisor to the Company and the Bank in connection with the conversion.  Luse Gorman Pomerenk & Schick, P.C. served as legal counsel to the Company and the Bank.  Kilpatrick Townsend & Stockton LLP served as legal counsel to Keefe, Bruyette & Woods, Inc.

ABOUT MELROSE BANCORP, INC.

Melrose Bancorp, Inc. is a Maryland corporation that was incorporated in February 2014 for the purpose of becoming the holding company of Melrose Cooperative Bank (the “Bank”) upon consummation of the Bank’s mutual to stock conversion.  At June 30, 2014 the Bank had assets of $194.7 million.

Melrose Cooperative Bank is a Massachusetts-chartered mutual cooperative bank headquartered in Melrose, Massachusetts.  Melrose Cooperative Bank was organized in 1890 and has operated continuously in Melrose, Massachusetts since this time. We conduct business from our full-service banking office located in Melrose, Massachusetts which is located in the greater Boston metropolitan area in Middlesex County, approximately 7 miles north of Boston.  Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans and home equity loans and lines of credit, and to a much lesser extent, commercial real estate, construction and consumer loans. We also invest in securities, consisting of corporate debt securities, U.S. government and federal agency obligations, preferred stock and marketable equity securities.  We offer a variety of deposit accounts, including certificate of deposit accounts, IRAs, money market accounts, savings accounts, demand deposit accounts and NOW accounts.  For more information about Melrose Cooperative Bank, visit our web site at www.melrosecoop.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.  The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. For information on some of the risks and important factors that could affect the Company’s future results and financial condition, see “Risk Factors” in the Company’s prospectus dated August 12, 2014, as filed with the Securities and Exchange Commission on August 19, 2014.

Contact:
Melrose Bancorp, Inc.
Jeffrey D. Jones, (781) 665-2500
President and Chief Executive Officer